Exhibit 14

FIFTH THIRD BANCORP

Code of Business Conduct and Ethics

Revised March 17, 2014

PURPOSE OF THE CODE OF BUSINESS CONDUCT AND ETHICS

For more than 150 years, Fifth Third has taken pride in our ability to maintain the highest ethical standards while continuing to pursue profitable growth. Protecting our reputation for integrity depends on a shared commitment to our Core Values, including treating everyone - our customers, clients, employees, business partners and the communities we serve - with integrity. Our reason for doing this is not just because it is good for business; we do it because it is the right thing to do.

Accordingly, the purpose of this Code of Business Conduct and Ethics (“Code”) is to communicate our commitment to ethical conduct and to describe our standards for integrity and ethics.

Our Code of Conduct & Ethics policy is grounded in our Vision, Purpose, Value Proposition and our Core Values.

DRIVING TRUE VALUE – Our Vision, Purpose, Value Proposition and Our Core Values as a business approach, builds trusted relationships internally and externally.

Fifth Third Bancorp’s Vision, Purpose and Value Proposition drive us to find better ways to work with each other and with our customers.

Our Vision — to be the One Bank people most value and trust — requires a clear and genuine sense of authenticity. Employees, customers, shareholders and communities must know that Fifth Third conducts all activities with the highest standards and unquestioned integrity. . They have to know by our actions that they can trust us, and we have to show by our actions that we provide something different; something of value. Each employee creates the connections that build value and trust. Our Vision is personal.

Our Purpose is to listen to customers and inspire them with smart financial solutions that continually improve their lives and the well-being of our communities. Relationships are at the heart of our Purpose, and what could be more personal than that? This is not a mere collection of words, but rather a blueprint for how we are to conduct ourselves. We ask questions. We listen. We inspire. We focus on continual improvement — for customers, for communities and for ourselves.

Our Value Proposition is all those things that make us stand out, and again, they start at the personal level. With better listening. With better solutions. With better ideas. With better commitment.

Our Vision, Purpose and Value Proposition reinforce and provide clarity to the themes surrounding business conduct and ethics.

OUR CORE VALUES

Integrity

Promotes Fifth Third Bancorp’s values and brand, with the highest ethical standards.

Teamwork & Collaboration

Encourages teamwork and partnerships throughout the Bancorp.

Respect & Inclusion

Fosters an engaging and inclusive environment that attracts, retains and grows high-performing teams.

Accountability

Ensures high levels of performance in self and others.

OBJECTIVE

The objective of this Code, which applies to the entire Bancorp, is to ensure that ethics are integrated into all of our business practices, and to articulate our expectations of employees with regard to meeting ethical standards.

It is important to recognize that this Code of Business Conduct and Ethics does not cover every applicable law or answer any question that could arise. This Code is only one component of the policies and procedures relating to conduct, ethics and potential conflicts of interest that govern all of us at Fifth Third.

Expectations

In most situations, we have to rely on our own personal values and integrity in making the right choices. By following both the letter and spirit of this Code of Business Conduct and Ethics and, above all, applying sound judgment, each of us can demonstrate our commitment to our business principles.

We encourage you to ask questions, seek guidance and express any concerns you may have. When in doubt, ask yourself questions such as the following to help you make the right choices:

•	Is my action legal? If legal, is it also ethical?

•	Are my actions honest in every respect?

•	Would I be proud to read about my action in the newspaper?

•	Can I defend my action with a clear conscience?

•	Are the interests of Fifth Third placed above my personal interests when I take this action?

•	Would it be helpful to ask for guidance before taking any action?

•	Am I being transparent or am I attempting to conceal my actions?

Please be aware that your activities outside work may reflect upon the reputation of Fifth Third Bancorp. The Bancorp reserves the right to address such conduct or activities, to protect our reputation in the communities we serve.

This Code of Business Conduct and Ethics applies to all officers, directors and employees of Fifth Third Bancorp, our subsidiaries and our affiliates. All of us must comply with the spirit of these guidelines and not attempt to achieve indirectly, through the use of agents or other intermediaries, what is forbidden directly.

If you are an officer or employee, this Code of Business Conduct and Ethics, including any future amendments, forms part of the terms and conditions of your employment at Fifth Third. This Code is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights for any director, officer, employee, client, supplier, competitor, shareholder or any other person.

This Code shall be periodically reviewed and updated, and subject to approval by the Nominating and Corporate Governance Committee of the Board of Directors. The Audit Committee is charged with overseeing the administration of the Code and enforcement of its provisions. This Code replaces any editions previously provided to you, and your adherence to this Code is required to the same extent as you previously had agreed.

Reporting Violations of the Code of Business Conduct and Ethics

We all have a duty to adhere to this Code of Business Conduct and Ethics and all other existing Fifth Third policies, and to report suspected violations to Fifth Third, including suspected violations by other employees, officers or directors of Fifth Third. We will be held responsible for our actions as well as our decisions not to act.

Violations should be reported, including the relevant facts and any other circumstances or activities that may conflict with this Code of Business Conduct and Ethic, to Fifth Third’s EthicsLine at 1-877-FOR-5353 (1-877-367-5353).

We take each report of violation seriously and will do a careful investigation, protecting confidentiality to the fullest extent possible. Upon determination that a violation has occurred, prompt corrective action will be taken, up to and including termination of employment. Fifth Third reserves the right to seek restitution of compensation as a result of an employee’s intentional or knowing fraudulent or illegal conduct or misconduct, including the making of a material misrepresentation contained in Fifth Third’s financial statements.

Reports will be dealt with anonymously, to the extent possible, and Fifth Third will not accept actions against an individual, taken by anyone at any level in the organization, for doing the right thing and reporting a concern in good faith. Fifth Third forbids retaliation against employees, officers or directors who report violations of this Code of Business Conduct and Ethics in good faith, except for any disciplinary action as determined above for self reported violations, in accordance with established policies.

Questions

For questions as to whether this Code is applicable to a particular situation, please contact Employee Relations at 513-358-7191 or HR.ERRG@53.com, or the Conflicts Committee ConflictsCommittee@53.com).

Ethical Business Conduct

We must all deal honestly, ethically, fairly and in good faith with Fifth Third’s customers, shareholders, employees, suppliers, regulators, business partners, competitors and others. We may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

Our Core Values represent the foundation for how we work with each other and with customers and clients. For example,

•	If you value integrity and you experience an error in the banking process, you honestly inform your customer of the exact nature of the problem. You discuss your actions to eliminate the problem, and the expected time to resolve the matter. If integrity is not a fundamental value, you may make excuses and mislead the customer.

•	If you value teamwork and collaboration, you share information with your team members and proactively collaborate with others to achieve shared goals. If teamwork and collaboration are not fundamental values, you may be unwilling to listen or make a decision without obtaining the appropriate input from others on the team.

•	If you value respect and inclusion, you respect and fully integrate ideas from others who are different from you so that you can incorporate varying perspectives and experiences into your work plans or strategies. If respect and inclusion are not fundamental values, you may promote stereotypes and bias towards others or create or feed rumors.

•	If you value accountability, you meet your individual and team commitments by organizing your work and managing your time. If accountability is not a fundamental value, you may fail to deliver on your commitments, procrastinate or deliver your work late or not at all.

Management Responsibility

All managers must show a commitment to Fifth Third’s values through their actions and should “model the way” for other employees. They must also promote an environment where compliance is expected and valued, and where employees feel comfortable raising concerns and communicating bad news.

SPECIFIC GOALS

This Code has the goal of providing guidelines relating to conduct, ethics, and conflicts of interest, and includes sections on the following:

•	Reporting violations.

•	Ethical business conduct.

•	Dealing with Auditors, Examiners and Legal Counsel.

•	Protecting and managing conflicts of interest.

•	Accurate financial reporting.

•	Protection and proper use of Fifth Third assets.

•	Protection of confidential and proprietary information.

•	Code of Business Conduct and Ethics Training.

POLICY PARAMETERS

Compliance with Laws, Rules, Regulations

A fundamental part of our commitment to integrity is adhering to applicable laws, regulations, and Bancorp policies. We must conduct ourselves at Fifth Third and all of its functions, or when acting on the Bancorp’s behalf, in a manner that is in full compliance with all applicable laws, rules and regulations, as well as with all of Fifth Third’s other policies and procedures. In no case shall an employee, officer or director use illegal (theft, bribery, misrepresentation or espionage) or unethical means or methods when acting on behalf of Fifth Third. Activity or behavior that would be criminally or civilly actionable is deemed not to be in compliance with this Code. Each of us must be committed to following these rules and reporting violations that could put ourselves and the Bancorp at risk.

Employees are expected and required to take appropriate steps to address issues that subject the bank to risk of potential regulatory, reputational or legal harm. Employees must take sufficient steps to reduce the risk(s) to an acceptable tolerance level and must adhere to direction provided by the bank’s Compliance Risk Management team (CRM) and/or Legal team. Willful or knowing non-compliance may lead to disciplinary action up to and including termination.

Questions regarding compliance with laws, rules and regulations should be directed to Fifth Third’s Legal Department or your manager.

Competition

Any business activities that involve any of our competitors should be conducted cautiously. Agreements between competitors relating to prices or allocations of territories or customers are unlawful. Where banking relationships involve loan participants and the like, discussions should be limited to the specific transaction involved. Competitive marketing and bidding activities should be fair and ethical.

Dealing with Auditors, Examiners and Legal Counsel

All employees, officers and directors should respond and deal honestly, factually and candidly with the Bancorp’s independent and internal auditors, regulators and attorneys.

Protecting and Managing Conflicts of Interest

We all must avoid actual or apparent conflict of interest with Fifth Third or its customers, suppliers and vendors. A conflict situation can arise if we take action or have an interest that may make it difficult to perform our work objectively and effectively. Conflicts of interest also may arise if we or a family member receive improper personal benefits as a result of our positions with Fifth Third.

Certain activities will require approval from the Conflicts Committee, as described below. For information about obtaining approval from the Conflicts Committee, contact the Chairman of the Committee at ConflictsCommittee@53.com.

Corporate Opportunities

As an employee of Fifth Third, you may not (a) take opportunities that are discovered through the use of Fifth Third’s property, information or your position; (b) use Fifth Third’s property, information or position for personal gain; or (c) compete with Fifth Third. Without prior approval of the Conflicts Committee, you are not permitted to participate with customers or suppliers in business ventures, or serve or act as a director, agent, broker or representative of any for-profit company or organization. If the Conflicts Committee approves any such participation or service, you may not have lending authority or other relationship authority for such company or organization and shall resign participation or service if and when it is reasonably likely that such company or organization will default on any loan(s) from Fifth Third or will or has engaged in any other act or wrongdoing which would compromise your duty to Fifth Third.

Personal Work

You may not request or attempt to hire an employee over whom you have direct supervisory responsibility for outside work that is unrelated to the employee’s work responsibilities and that is of personal benefit to you or your immediate family.

Special Work Assistance

You may not request or attempt to hire an employee or non-employee to perform work for the Bancorp that is part of our direct work responsibilities unless such hiring activity is conducted in compliance with established Human Resources policies and procedures and is approved by your manager.

Gifts or Bequests

Federal law (including the Federal Bank Bribery Act) makes it a criminal offense for you (1) to solicit for yourself or for a third party (other than Fifth Third) anything of value from anyone in return for any business, service or confidential information from Fifth Third or about Fifth Third or its customers, or (2) to accept anything of value (other than authorized compensation) from anyone in connection with the business of Fifth Third, either before or after a transaction is discussed or consummated. Any gift or gratuity from present or former customers, suppliers or shareholders should be declined to avoid any appearance of impropriety or undue influence, with the following exceptions:

•	Ordinary business meals or events.

•	Modest holiday gifts.

•	Gifts based upon a family relationship or close personal relationship pre-dating your involvement with Fifth Third.

•	Acceptance of loans from other banks or financial institutions on terms generally available to the public at large.

•	Acceptance of discounts or rebates on merchandise or services on terms generally available to the public at large or on terms generally available to Fifth Third employees.

•	Single event sports or entertainment tickets.

These permissible gifts or gratuities should only be accepted when it is clear the donor is not trying to exert any influence in connection with a transaction involving Fifth Third, and the gift or gratuity is unsolicited. Travel and lodging expenses must be covered by Fifth Third and not by customers or suppliers. Any gift, rebate or benefit outside of these limited exceptions must be rejected or approved in advance by the Conflicts Committee.

If you become aware that you are a beneficiary of a gift or bequest under a will or trust agreement of a customer or former customer or supplier of goods or services (other than someone related by blood or marriage), you should promptly report it to the Conflicts Committee and take all reasonable steps to have the will or trust instrument amended to remove yourself as a beneficiary. Likewise, you may not accept a bequest or devise from a customer or former customer or supplier of goods or services without prior approval of the Conflicts Committee.

Investments

We should make personal investments with prudence and avoid situations that might influence our business judgment or advice. In addition, we should avoid the following:

•	Any investment if Fifth Third is an underwriter or placement agent in the offering or if one of the underwriters, placement agents or other investment banks involved in the offering is providing, has provided, or may likely provide in the future, products or services to or for Fifth Third unless the transactions are conducted on arms-length terms with no possibility for a conflict of interest.

•	You should avoid any substantial investment in the business of a customer, supplier or competitor unless the security is publicly traded on a national exchange and there is no possibility for a conflict of interest. A substantial investment is an investment which gives you potential influence over the company’s decisions.

•	Any investment in an initial public offering of any company if Fifth Third is an underwriter or if one of the underwriters or other investment banks involved in the offering is providing, has provided, or may likely provide in the future, products or services to or for Fifth Third.

•	Use of confidential or proprietary information or work product developed or acquired during the course of employment as a means of realizing any personal gain. You should only make investments that comply with both this Code and any other Fifth Third policies or procedures to which you are subject in your employment capacity.

Recommendation of Professionals or Products

If a recommendation is requested from you in your capacity as a Fifth Third employee regarding professional services such as accountants, attorneys, investment bankers, Realtors or insurance agents or regarding products to be leased or purchased, you should not recommend any specific professional, supplier or product unless, in every case, you:

•	Give several professionals or products without indicating any favoritism.

•	Are familiar with the work and competence of all of the professionals you name and are satisfied that they are competent and ethical.

•	Are familiar and satisfied with the quality of all the products and services you name.

•	Believe that the recommendation will reflect positively upon Fifth Third.

You should avoid recommending a professional, supplier or product if you or a member of your immediate family receives personal benefits as a result of your recommendation.

Use of Suppliers

We should avoid recommending or using our positions to influence the use of a supplier if we or members of our immediate family receive any personal benefits as a result of our recommendation. A request for waiver may be submitted to the Conflicts Committee.

Civic and Charitable Activities

If you become a director or trustee of an outside not-for-profit organization, the CRA manager in the applicable market or the director of community outreach in the CRA office in Cincinnati should be notified. We encourage volunteer work and responsible civic work for not-for-profit organizations, provided it does not unduly interfere with job responsibilities or pose a conflict of interest to Fifth Third or our customers.

Politics

Fifth Third is prohibited from engaging in politics, but understands and acknowledges that, as an employee, you may participate in political activities through contributions of time or money in your individual capacity (including contributions to the Fifth Third Political Action Committee) unless restricted by applicable securities or other laws, rules or regulations or the requirements of any other regulatory authority. Prior approval by the Conflicts Committee, however, must be obtained before an appointment or nomination to any public office is accepted, or before you become a candidate for public office. In making a determination, the Conflicts Committee will consider a variety of factors, including the level of interference with Fifth Third job responsibilities, compliance requirements, and conflicts of interest (including alienation of customers). The Conflicts Committee will not base a decision on the party affiliations of the potential candidate.

Other Activities

Without prior approval from the Conflicts Committee, you may not act as:

•	An agent, deputy or in any signing capacity on any account of another (except for members of your family or a civic or charitable association of which you are a member). Therefore, you may act as an agent, deputy or in a signing capacity on an account of a family member or a civic or charitable association of which you are a member, but you may not have check signing authority on a Fifth Third account and must abstain from voting on any matters pertaining to Fifth Third.

•	A fiduciary under a will or trust agreement of another not related by blood or marriage.

Conflicts Committee approval is not required if your fiduciary capacity is clearly within the scope of their employment (e.g., you are acting in the capacity as a trust officer).

Self-dealing

Self-dealing occurs when a Fifth Third employee conducts business or requests that another employee conduct business in a manner that places the employee’s personal interests above the interests of Fifth Third, regardless of whether the Fifth Third employee receives monetary benefit. You are prohibited from engaging in conduct that constitutes self-dealing unless such action is specifically permitted under this policy.

As an employee, you are expected to conduct your own business activities as well as business activities with family members and personal friends in a manner in which you place the interests of Fifth Third above the personal interests of yourself, your family and your personal friends.

All personal transactions and transactions related to your family members, defined as any relative or step-relative as distant as a first cousin plus spouses, fiancés, domestic partners, former spouses, in-laws and those living in the same household as you (except for certain brokerage transactions specifically governed by Fifth Third Securities, Inc. policies), including, but not limited to personal loans, lines of credit, increases to existing credit lines, commercial loans, mortgage loans, checking accounts, certificates of deposit, investment accounts or credit accounts shall be processed by a disinterested third-party employee in accordance with Fifth Third policies, and deposit rates shall not be assigned to any such accounts that are outside of Fifth Third’s established methods and practices. Any attempt to profit personally outside of Fifth Third’s established compensation system may be considered theft and/or violation of this policy. You may not request that another Fifth Third employee complete an action prohibited by this policy which is located in the Employee Policy Manual.

You are expected to manage your Fifth Third accounts in accordance with this policy. Reversals of service fees, late payment charges and other charges to your account shall be processed by a disinterested third-party employee, who has responsibility through normal customer channels for such matters, if such third-party employee does not report directly or indirectly to you if you have requested the reversal. Reversals of service fees, late payment charges and other charges to your account can also be made with prior approval from your manager in accordance with the appropriate business policies and/or process. Failure to adhere to these provisions are general examples of self-dealing activities and as such are subject to performance counseling up to and including termination.

Specific examples of self-dealing activities with respect to each of us (in our capacity as employees) include, but are not limited to, the following:

•	Waiving or reversing fees, service charges, or overdraft fees on your own or those of your family members or personal friends, accounts, loans, or investments.

•	Making the credit decision or instructing a subordinate to make a credit decision on a request for credit applied for by us or that of our family members or personal friends.

•	Initiating unwarranted stop-payment requests.

•	Providing ourselves, family members or personal friends with loans that they would not normally qualify for and/or interest rates below the standard rate.

•	Posting unsupported or unauthorized credits to our own account or to the accounts of our family members or personal friends.

•	Manipulating accounts belonging to us and any other clients that employ our family members or personal friends. Cashing our own check(s) through our own Customer Service Representative drawer or a drawer over which we have supervision (for Retail employees).

•	Increasing credit lines or overdraft protection lines for ourselves, family members or personal friends.

•	Taking over customer accounts by changing the address or other relevant information to control the account.

•	Accessing or using confidential customer or employee information for our personal benefit or without a business purpose.

•	Manipulating our own investment accounts for personal gain outside of normal customer channels.

•	Manipulating Fifth Third policies or systems for personal gain, including, without limitation, attempting to bypass Fifth Third’s established reimbursement policies for the purpose of reimbursing business expenses.

•	Committing, attempting or assisting another in any type of theft or fraud.

•	Committing any act or making any statement in an attempt to cover up any theft or fraud.

•	Circumventing internal controls

Accurate Reporting

It is of critical importance that Fifth Third’s filings with the Securities and Exchange Commission, banking regulators and other regulatory agencies and authorities as well as our other public communications be complete, fair, accurate, timely and understandable/transparent. Fifth Third has a Disclosure Committee and Disclosure Committee Guidelines that govern filings and disclosures. Depending on your position with Fifth Third, you may be called upon to provide necessary information to assure that Fifth Third’s filings and public reports meet these standards. You must be candid and accurate when providing information for these documents and never make false or misleading entries, and must provide prompt, accurate answers to inquiries from the Disclosure Committee or Bancorp management related to Fifth Third’s filing and public disclosure requirements.

Fifth Third’s books, records and accounts shall accurately and fairly reflect the transactions of Fifth Third in reasonable detail and in accordance with Fifth Third’s accounting practices and policies.

For example:

•	No false or deliberately inaccurate entries (such as overbilling) shall be made for any reason.

•	No payment shall be made with the intention or understanding that all or any part of it is to be used for any purpose other than that described by the documents supporting the payment.

•	No undisclosed or unrecorded funds or assets shall be established for any purpose unless permitted by applicable laws, rules and regulations and applicable accounting guidelines.

•	No false or misleading statements, written or oral, shall be made to any internal or external accountant, auditor, attorney, regulator or other representative with respect to preparation of Fifth Third’s financial statements or documents to be filed with the Securities and Exchange Commission, banking regulators or other governmental authorities or regulatory bodies.

Questionable or Improper Payments

The use of any funds or assets of Fifth Third for any unlawful or improper gifts, payments to customers, government employees or other third parties is strictly prohibited.

The Foreign Corrupt Practices Act (“FCPA”) as well as other laws and regulations, broadly prohibits U.S. firms and persons from offering money or “anything of value” to any foreign or domestic government official for the purpose of influencing such official. The consequences of violating the FCPA are extremely severe, including possible civil and criminal penalties for both Fifth Third and individuals. In the United States, nothing of value (for example, gifts or entertainment) may be provided to government personnel unless clearly permitted by law and any applicable regulation.

Therefore, no payment from Fifth Third’s funds or assets shall be made to or for the benefit of a representative of any foreign or domestic government (or subdivision thereof), labor union or any current or prospective customer or supplier for the purpose of improperly obtaining a desired government action, or any sale, purchase, contract or other commercial benefit. This prohibition applies to direct or indirect payments made through third parties and employees and also is intended to prevent bribes, kickbacks or any other form of payoff.

Under the FCPA, so-called “facilitating payments” made in foreign or domestic countries to low-level government employees may be permissible in certain circumstances. All such payments must be pre-authorized by Fifth Third’s Legal Department.

Commercial business entertainment provided by Fifth Third for suppliers or customers that is reasonable in nature, frequency and cost is permitted. Reasonable business entertainment would cover, for example, a lunch, dinner or occasional athletic or cultural event, or gifts of nominal value (approximately $100 or less). At all times, we must remain within the limits of the FCPA as well as other laws.

Protection and Proper Use of Fifth Third Assets

Fifth Third assets – such as information, materials, supplies, time, intellectual property, software, hardware and facilities, among other property – are valuable resources owned, licensed or otherwise belonging to Fifth Third. You are expected to treat the property of Fifth Third with care and should not remove it from Fifth Third premises without a supervisor’s approval. Fifth Third’s property should only be used for legitimate business purposes. Personal use of Fifth Third’s electronic devices including telephones and computers is permitted in extremely limited circumstances only if, in the opinion of your manager, the use does not interfere with your job responsibilities and the use does not compromise your duty of loyalty to Fifth Third. Any work product of an employee is the property of Fifth Third if it is the result of work performed while at work or with Fifth Third property.

What Constitutes Confidential Information

All oral and written communications relating to Fifth Third or our customers, suppliers, shareholders and other employees of Fifth Third, which you acquire during the scope of your employment and which is not otherwise available to the general public, constitutes confidential information. This includes not only information you acquire from third parties but also any work product you generate as an officer, director or employee of Fifth Third including, for example, customer and prospect lists and computer programs. You should assume that any such work product or materials are confidential information subject to the policies and restrictions on use and disclosure outlined in this Code.

What Constitutes Proprietary Information

Certain types of information may not be confidential but may still be proprietary property of Fifth Third. You acknowledge that while employed by Fifth Third, all work products that you produce are and shall remain the sole and exclusive property of Fifth Third. Even though information such as customer and prospect names, presentation materials, marketing materials, product information or business methods of processes may otherwise be available to the general public, it remains the property of Fifth Third and individual employees shall have no personal rights to such information or products either during or after employment with Fifth Third.

Customer/Supplier Information

We also all have an obligation to keep confidential any information acquired with respect to present, past or prospective customers and suppliers, shareholders and other employees of Fifth Third. Any such information shall be used solely for banking or corporate purposes and shall under no circumstances be revealed to unauthorized persons, whether within or outside of Fifth Third. Aside from business-related credit and personal inquiries, information concerning a customer, employee, shareholder or a business transaction may be revealed to outsiders only with the consent of the individual or entity involved, or pursuant to proper subpoena, court order or other legal process.

Information Security

It is the policy of Fifth Third to protect its systems and data by controlling access to such systems and data through a central Information Security Department. This department, which is segregated from users and programming areas, establishes, documents and administers data security policies, procedures and controls, and access to Fifth Third systems and data must be authorized accordingly.

Fifth Third’s data processing systems and data are private and confidential, and you may only access or update the systems and data according to the authority given to you. Any unauthorized access, update or use of Fifth Third systems or data is strictly prohibited. Further, you are responsible for protecting the integrity of all systems and data for which you are authorized to access or update, and may only divulge information related to such systems or data to those having an authorized business requirement. Under no circumstances should you communicate their identification and/or password to others, as access to such systems or data could be compromised.

Use of Cameras, Smart Phones, or Audio Equipment

We are prohibited from engaging in the following activities:

•	Using cameras (traditional, digital or video), taking pictures with “Photo Capable Cell Phones or Camera Phones” or making audio recordings on Bank premises unless for security purposes approved by your manager or in the course of capturing photos of receipts for Concur Expense Reports. This includes taping conversations of employees or customers without their knowledge or permission, and without the approval of your manager.

•	Photographing any customer information at any time for any reason unless such action is taken in connection with an approved investigation by Bank Protection or Legal Department.

Information Disclosure Policy

We are required to follow Fifth Third’s Information Disclosure Policy. This policy deals with the handling of information about Fifth Third and the companies with which we transact business, as well as trading in stock or other securities issued by Fifth Third or companies with which we transact business.

Records Retention

We are expected to become familiar with Fifth Third’s policies regarding records retention and to strictly adhere to those procedures as outlined in the applicable policies.

Waivers

Any material waivers of this Code for executive officers or directors of Fifth Third Bancorp may be made only by the Board of Directors of Fifth Third upon the recommendation of the Audit Committee, and must be promptly filed and/or disclosed to the public as required by all applicable securities or other laws rules or regulations or the requirements applicable to Nasdaq Global Select Market issuers or such other exchange or system upon which Fifth Third’s securities are listed, quoted or traded. Any waivers of this Code for other personnel may be made by the Conflicts Committee as outlined in this Code. Waiver of a specific provision of this Code with respect to an individual shall not operate as a waiver of that individual’s compliance with other requirements of this Code.

Code of Business Conduct and Ethics Training

You must participate in ongoing training related to this Code as required based on your position and responsibilities.

SUPPORTING/RELATED POLICIES

Following is a list of the principal policies and reference materials available in support of this Code of Business Conduct and Ethics:

•	Workplace Violence Policy.

•	Electronic Communications Policy.

•	Records Retention Policy.

•	Harassment Policy.

•	Diversity Policy.

•	Employees’ Expectations of Privacy.

•	Respecting Intellectual Property.

•	Responding to Media Inquiries.

•	Information Disclosure Policy.

•	Self-Dealing Policy

Definitions

“Employee’s personal interests” - The interests of the employee, any member of the employee’s family, or personal friends.

“Family” - as any relative or step-relative as distant as a first cousin plus spouses, fiancés, domestic partners, former spouses, in-laws and those living in the same household as you (except for certain brokerage transactions specifically governed by Fifth Third Securities, Inc. policies),

“Self-dealing” - Self-dealing occurs when a Fifth Third employee conducts business or requests that another employee conduct business in a manner that places the employee’s personal interests above the interests of Fifth Third, regardless of whether the Fifth Third employee receives monetary benefit.

ACKNOWLEDGMENT

To reaffirm their commitment to Fifth Third’s Core Values and business principles, Fifth Third requires that officers, employees and directors acknowledge this Code of Business Conduct and Ethics.

I hereby acknowledge that I have read, understand and agree to conduct myself in the scope of my employment in accordance with the Fifth Third Code of Business Conduct and Ethics including, without limitation, the Self-Dealing Policy.

I further agree that it is my responsibility to promote compliance with the policies and guidelines set forth in the Code of Business Conduct and Ethics (including the Self-Dealing Policy). and to report violations of the same.

Signature:

Print Name:

Date:

Revised March 17, 2014